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                                                                     EXHIBIT 8.2

                   FORM OF DAVIS, POLK & WARDWELL TAX OPINION

                                          [Date]

Transnational Re Corporation
399 Thornall Street
14th Floor
Edison, New Jersey

Ladies and Gentlemen:

     We have acted as counsel for Transnational Re Corporation, a Delaware corporation ('Transnational'), in connection with the merger (the 'Merger') of Transnational with and into PXRE Corporation, a Delaware corporation ('PXRE'), whereby each share of common stock, par value $.01 per share, of Transnational ('Transnational Common Stock'), other than certain shares of Transnational Common Stock held by Transnational, PXRE or any of their respective subsidiaries, will be converted into and become 1.0575 shares of common stock, par value $.01 per share, of PXRE ('PXRE Common Stock').

     In that connection, you have requested our opinion regarding certain Federal income tax consequences of the Merger to Transnational and its stockholders. In providing our opinion, we have examined the Joint Proxy Statement of PXRE Corporation and Transnational Re Corporation/Prospectus of PXRE Corporation dated [date] (the 'Proxy Statement') and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed with your approval that (i) the Merger will be consummated in the manner contemplated by the Proxy Statement, (ii) the statements concerning the Merger set forth in the Proxy Statement are accurate and (iii) the written representations made to us by Transnational and PXRE in the respective certificates dated [date] and delivered to us for purposes of this opinion (the 'Representations') are accurate and complete.

     Based upon the foregoing, for Federal income tax purposes we are of the opinion that:

          (i) the  Merger  will qualify  as  a 'reorganization'  as  defined  in
     Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the 'Code'), and the Treasury Regulations thereunder; and

          (ii) no gain or loss will be recognized by Transnational by reason of the Merger; and

          (iii) except to the extent that cash is received in lieu of fractional shares, no gain or loss will be recognized by stockholders of Transnational upon the receipt of PXRE Common Stock in exchange for their Transnational Common Stock.

     We express our opinion only as to those matters specifically set forth above, and such opinion may be relied upon solely by you. If the Merger is effected on a factual basis different from that represented in the Representations, the opinions expressed herein may be inapplicable. In addition, our opinion is based on the Code, Treasury Regulations, administrative interpretations and judicial precedents as of the date hereof, and any subsequent changes may render our opinion inapplicable in whole or in part.

                                          Very truly yours,

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